Exhibit 99.1

February 1, 2024

To

Dave Rosa

Chairman of the Board

Healthcare Triangle, Inc.

7901 Stoneridge Drive, Suite # 220,

Pleasanton CA, USA 94588

Dear Dave,

I would like to notify you and the rest of the Board that I have decided to step down from the Board of Director position with Healthcare Triangle, Inc. effective February 01st 2024 due to personal time commitments.

Thank you for all the support provided by you, the CFO and the Board during my tenure and I enjoyed working with you all. Looking forward to continue our relationship in other professional activities and opportunities.

CC: R. Thyagarajan, Chief Financial Officer, HCTI

Yours Sincerely,

Lakshmanan (Lena) Kannappan

Head of Strategy and Partnerships, HCTI

1609 N. Terracina Dr

Dublin, CA-94568

email: lena@healthcaretriangle.com

phone: 1-408-605-7548

7901 Stoneridge Dr, Suite 220 ● Pleasanton, CA 94588 https://www.healthcaretriangle.com/